As filed with the Securities and Exchange Commission on January 26, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEADRILL LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Park Place, 55 Par-la-Ville Road Hamilton HM 11 Bermuda	N/A
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Seadrill Limited 2022 Management Incentive Plan

(Full title of the plan)

Todd Strickler

Seadrill Americas Inc.

11025 Equity Dr., Suite 150

Houston, Texas 77041

(Name and address of agent for service)

(713) 329-1150

(Telephone number, including area code, of agent for service)

Copies to:

David Emmons

Clinton W. Rancher

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) relates to 2,910,053 common shares, par value $0.01 per share (“Common Shares”), of Seadrill Limited (the “Company” or the “Registrant”) issuable in respect of awards granted under the Amended and Restated Seadrill Limited 2022 Management Incentive Plan (as amended from time to time, the “Plan”), which include Common Shares that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional Common Shares as may become issuable under the Plan as a result of share splits, share dividends or similar transactions pursuant to the adjustment or antidilution provisions thereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the Plan the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) under the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with or furnished to the Commission by the Registrant, are incorporated in this Registration Statement by reference and will be deemed to be a part hereof:

(a) the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the Commission on April 19, 2023;

(b) Exhibit 99.3 to the Registrant’s Report on Form 6-K furnished to the Commission on February 17, 2023;

(c) the Registrant’s Reports on Form 6-K furnished to the Commission on January  25, 2023, March  16, 2023, March 21, 2023, April  4, 2023 (other than Exhibit 99.1 thereto), May  12, 2023, May  23, 2023, June 21, 2023, June  21, 2023, June 26, 2023, July  11, 2023, July 27, 2023, August  8, 2023, August  15, 2023, August 15, 2023, August  25, 2023, September  12, 2023, September  19, 2023, September  25, 2023, September  27, 2023, October 2, 2023, October  4, 2023, October 10, 2023, October  16, 2023, October 23, 2023, October  24, 2023, October 30, 2023, November  6, 2023, November 13, 2023, November  20, 2023, November  20, 2023, November  27, 2023, November  27, 2023, November  27, 2023, December 4, 2023, December  11, 2023, December  14, 2023, December  14, 2023, December 18, 2023, December  20, 2023, December  22, 2023, December 27, 2023, January  2, 2024, January 9, 2024, January  16, 2024, January  22, 2024 and January 23, 2024; and

(d) the description of the Common Shares contained in the Registrant’s Registration Statement on  Form 8-A filed with the Commission on October 12, 2022, as updated by the description of the Common Shares included in Exhibit 2.5 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022, and as we may further update that description from time to time.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s bye-laws provide that the directors, resident representative, secretary and other officers (such term to include any person appointed to any committee by the board of directors of the Company) of the Company acting in relation to any of the affairs of the Company or any subsidiary thereof and the liquidator or trustees (if any) acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them (whether for the time being or formerly), and their heirs, executors and administrators (each of which an “indemnified party”), shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that such indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any of the indemnified parties. Each shareholder agrees to waive any claim or right of action such shareholder might have, whether individually or by or in the right of the Company, against any director or officer of the Company on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to such director or officer.

The Company may purchase and maintain insurance for the benefit of any director or officer of the Company against any liability incurred by them under the Companies Act 1981 of Bermuda in his capacity as a director or officer or indemnifying such director or officer in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to the Company or any subsidiary thereof.

The Company may advance moneys to a director or officer of the Company for the costs, charges and expenses incurred by the director or officer in defending any civil or criminal proceedings against them, on condition that the director or officer shall repay the advance if any allegation of fraud or dishonesty in relation to the Company is proved against them.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit Number	Description

4.1	Certificate of Incorporation of Seadrill 2021 Limited delivered October 21, 2021 (incorporated by reference to Exhibit 1.1 to Seadrill Limited’s Annual Report on Form 20-F filed on April 29, 2022).

4.2	Memorandum of Association of Seadrill 2021 Limited (incorporated by reference to Exhibit 1.2 to Seadrill Limited’s Annual Report on Form 20-F filed on April 29, 2022).

4.3	Certificate of Deposit of Memorandum of Increase of Share Capital of Seadrill Limited (incorporated by reference to Exhibit 1.3 to Seadrill Limited’s Annual Report on Form 20-F filed on April 29, 2022).

4.4	Bye-Laws of Seadrill Limited (incorporated by reference to Exhibit 1.4 to Seadrill Limited’s Annual Report on Form 20-F filed on April 29, 2022).

4.5	Certificate of Change of Name from Seadrill 2021 Limited to Seadrill Limited delivered February 22, 2022 (incorporated by reference to Exhibit 1.5 to Seadrill Limited’s Annual Report on Form 20-F filed on April 29, 2022).

4.6	Amended and Restated Seadrill Limited 2022 Management Incentive Plan (incorporated by reference to Exhibit 99.2 to Seadrill Limited’s Report on 6-K furnished on November 20, 2023).

5.1*	Opinion of Conyers Dill & Pearman Limited as to the legality of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (Seadrill Limited) (Successor).

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (Seadrill Limited) (Predecessor).

23.3*	Consent of PricewaterhouseCoopers LLP, independent auditors (Aquadrill LLC) (Successor).

23.4*	Consent of PricewaterhouseCoopers LLP, independent auditors (Aquadrill LLC) (Predecessor).

23.5*	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

107.1*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, in the United Kingdom, on January 26, 2024.

SEADRILL LIMITED

By:	/s/ Simon Johnson
Name:	Simon Johnson
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Simon Johnson, Grant Creed and Todd Strickler, and each of them, each with full power to act without the other, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Simon Johnson	Chief Executive Officer (Principal Executive Officer)	January 26, 2024
Simon Johnson

/s/ Grant Creed Grant Creed	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 26, 2024

/s/ Julie Johnson Robertson	Chair of the Board	January 26, 2024
Julie Johnson Robertson

/s/ Mark A. McCollum	Director	January 26, 2024
Mark A. McCollum

/s/ Jean Cahuzac	Director	January 26, 2024
Jean Cahuzac

/s/ Jan B. Kjærvik	Director	January 26, 2024
Jan B. Kjærvik

/s/ Andrew Schultz	Director	January 26, 2024
Andrew Schultz

/s/ Paul Smith	Director	January 26, 2024
Paul Smith

/s/ Ana Zambelli	Director	January 26, 2024
Ana Zambelli

/s/ Harry Quarls	Director	January 26, 2024
Harry Quarls

/s/ Jonathan Swinney	Director	January 26, 2024
Jonathan Swinney

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, a duly authorized representative of Seadrill Limited in the United States, has signed this registration statement in the City of Houston, State of Texas, on January 25, 2024.

SEADRILL AMERICAS INC.

By:	/s/ Todd Strickler
Name:	Todd Strickler
Title:	Senior Vice President and General Counsel